UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 25, 2007
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
Item 9.01 Financial Statements And Exhibits
SIGNATURES
Press Release

Item 2.02 Results of Operations and Financial Condition
     Mercantile Bancorp, Inc. (the “Company”) reported in a press release net income for the third quarter ended September 30, 2007 of $3.3 million, or 57 cents per share, on approximately 5,807,000 weighted average shares outstanding, up from net income of $2.9 million, or 50 cents per share on approximately 5,848,000 weighted average shares outstanding in the third quarter a year ago.
     For the nine months, the Company posted net income of $7.5 million, or $1.29 per share, on approximately 5,822,000 weighted average shares outstanding, up from net income of $7.1 million, or $1.21 per share, on approximately 5,848,000 weighted average shares outstanding for the nine months of the previous year.
     Quarterly and nine months results included a gain of $2.1 million on the sale of the Company’s investment in New Frontier Bancshares, Inc. in September 2007. For comparison, during third quarter 2006, the Company recorded a gain on the sale of assets of $1.5 million, also resulting from the sale of an investment position in a startup bank, which is part of the Company’s income-generating strategy.
     The Company’s acquisition of HNB Financial Services, Inc. closed on September 7, so third quarter 2007 operating results reflect less than a month of contribution from HNB. At the closing date, HNB had approximately $166.5 million in assets. As of September 30, 2007, the Company reported total assets of approximately $1.62 billion compared with $1.22 billion at the end of third quarter 2006.
     Net interest income for the third quarter rose to $10.5 million from $9.4 million in third quarter 2006. The increase is due primarily to the inclusion of results from Royal Palm Bank in Naples, Florida, acquired in November, 2006. Net interest income for the nine months rose to $31.3 million compared with $27.7 million in the nine months of 2006, an increase of about 13 percent.
     Noninterest income in the third quarter rose to $5.0 million from $3.8 million in the comparable period last year. For the nine months, noninterest income rose to $10.1 million from $8.5 million in the same period a year earlier.
     Noninterest expense in the third quarter was $9.9 million, versus $7.7 million in the same period last year. For the nine months, noninterest expense amounted to $28.6 million compared with $23.0 million in the comparable period a year earlier. The increases in both the three and nine-month periods primarily reflect noninterest expenses attributable to the Royal Palm acquisition due mostly to additional employees and higher facility occupancy expenses.
     The Company’s efficiency ratio was 64 percent in third quarter 2007 compared with 59 percent in third quarter 2006. The increase reflects the Royal Palm acquisition and its integration into the Company’s operations, and costs associated with two branches opened in 2006 by Heartland Bank in the Kansas City area, which have not yet matured.

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     Total loans at the end of third quarter 2007 stood at $1.18 billion, up 30 percent from $911 million as of September 30, 2006, and up 14 percent from $1.03 billion as of December 31, 2006. The Company attributed much of the increases to the Royal Palm and HNB acquisitions.
     Total non-performing loans were $12.9 million at September 30, 2007 compared with $4.9 million at the end of third quarter 2006. The year-over-year increase was primarily due to several large commercial real estate loans that are in foreclosure proceedings and are being closely monitored.
     Deposits at September 30, 2007 stood at $1.30 billion, up from $1.17 billion at December 31, 2006. The increase in deposits primarily reflects the HNB acquisition, which contributed a significant amount of time deposits and savings, NOW and money market accounts.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
Note: The information in this report provided in Item 2.02 (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements And Exhibits

(c) Exhibits:

Exhibit Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on October 25, 2007

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

By:	/s/ Ted T. Awerkamp

Name:	Ted T. Awerkamp
Title:	President and Chief Executive Officer
Date: October 25, 2007

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